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                                                                    Exhibit 16.1



                                    KPMG LLP
                                  (letterhead)



March 30, 2001



Office of the Chief Accountant
SECPS Letter Files
Securities and Exchange Commission

Mail Stop 9-5
450 5th Street N. W.
Washington, D. C. 20549


Ladies and Gentlemen:

We were previously principal accountants for Ablest Inc. and, under the date of February 16, 2001, we reported on the consolidated financial statements of Ablest Inc. and subsidiaries as of December 31, 2000 and December 26, 1999 and for the years ended December 31, 2000, December 26, 1999 and December 27,1998. On March 28, 2001 our appointment as principal accountants was terminated. We have read Ablest Inc.'s statements included under Item 4 of its Form 8-K dated March 28, 2001 and we agree with such statements, except that we are not in a position to agree or disagree with Ablest Inc.'s statement that the change was approved by the Board of Directors and we are not in a position to agree or disagree with Ablest Inc.'s statement that Arthur Andersen LLP was engaged as the Company's new independent accountant's and we are not in a position to agree or disagree with the statement that the Company had not consulted with Arthur Andersen LLP on items which involved the Company's accounting principles or the type of audit opinion to be issued on the Company's consolidated financial statements, but did discuss with Arthur Andersen LLP its engagement fees and standard terms for serving as the Registrant's auditors.

Very truly yours,


/s/ KPMG LLP
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